EXHIBIT 10.3

SECOND AMENDED AND RESTATED
EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT
(By and Between Columbia State Bank and Columbia Banking System, Inc. and
Mark W. Nelson)

THIS SECOND AMENDED AND RESTATED EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT (hereinafter “Agreement”)  is made and entered into effective as of this May 27, 2009 by and between COLUMBIA STATE BANK and COLUMBIA BANKING SYSTEM, INC., its parent holding company (jointly hereafter the “Employer”), and Mark W. Nelson, an individual residing in the State of Washington (“Executive”).

This Second Amended and Restated Executive Supplemental Compensation Agreement now hereby amends, supersedes and replaces the First Amended and Restated Executive Supplemental Compensation Agreement by and between these same parties, effective as of  December 31, 2008 (which, in turn, amended, superseded and replaced the Executive Supplemental Compensation Agreement, entered into as of July 1, 2003).

WHEREFORE, the parties hereby agree as follows:

1.0	DEFINITIONS

For the purposes of this Agreement, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

1.1           Administrator.  The Employer shall be the "Administrator" and, solely for the purposes of ERISA, the "fiduciary" of this Agreement where a fiduciary is required by ERISA.

1.2           Agreement. The term “Agreement” shall refer to this Second Amended and Restated Executive Supplemental Compensation Agreement.

1.3           Applicable Percentage. The term “Applicable Percentage” means the percentage of the Supplemental Retirement Benefit that the Executive is entitled to receive based on the date of Separation From Service, as shown on the schedule set forth below. Notwithstanding the forgoing, the Applicable Percentage shall be deemed to be One-Hundred Percent (100%) in the event of Disability or in the event of a termination pursuant to the provisions of Paragraph 3.5. Subject to the forgoing, the Applicable Percentage shall be determined as follows:

DATE OF SEPARATION FROM SERVICE	APPLICABLE PERCENTAGE
January 1, 2008 through December 31, 2008	50%
January 1, 2009 through December 31, 2009	60%

January 1, 2010 through December 31, 2010	70%
January 1, 2011 through December 31, 2011	80%
January 1, 2012 through December 31, 2012	90%
January 1, 2013 and thereafter	100%

1.4           Change in Control.   A Change in Control shall be deemed to have occurred upon any of the following events, as such terms are defined in IRC 409A:

A.
A Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in IRC 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.	Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i)   The date any one person, or persons acting as a group  acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty  percent (30%) or more of the total voting power of the stock of such corporation; or

(ii)  The date a majority of members of the corporation’s board of directors  is replaced during any  twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election.

C
Change in the Ownership of a Substantial Portion of a Corporation’s Assets. A change in the ownership of a substantial portion of a corporation’s assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition to the forgoing, and in accordance with IRC 409A, in order to constitute a Change in Control event with respect to a specific Executive, the Change in Control must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) the corporation that is liable for the payment of the deferred compensation (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by Executive for such corporation (or corporations) or there is a bona fide business purpose for such corporation or corporations to be liable for such payment and no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified above. (A majority shareholder is a shareholder owning more than fifty (50%) percent of the total fair market value and total voting power of such corporation).

1.5           Disability/Disabled.  For the purpose of this Agreement, Executive will be considered disabled if:

A.           He is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than Twelve (12) months, or

B.           He is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than Twelve (12) months, receiving income replacement benefits for a period of not less than Three (3) months under an accident and health plan covering employees of the Executive’s employer.

1.6           Early Commencement Reduction Factor. The term “Early Commencement Reduction Factor” is the amount by which Executive’s benefit shall be reduced based on the benefit being paid prior to Executive’s attaining the Normal Retirement Age. The amount of the Early Commencement Reduction Factor shall be determined as follows: for each year (or partial year) that an Executive’s benefit hereunder is paid prior to his attainment of the Normal Retirement Age, then the benefit amount shall be reduced by a factor of Five Percent (5%). Thus, if an executive with a Normal Retirement Age of Sixty-Two (62) begins receiving payments at age Fifty-Nine (59), the amount of the annual benefit shall be reduced by 15% (62- 59 = 3; 3 x 5%= 15%).

1.7           Early Retirement Age.  The term “Early Retirement Age” shall mean the Executive’s attainment of the age of Fifty-Five (55).

1.8           Early Retirement Date. The term “Early Retirement Date” shall mean a date which satisfies the following: (a) it shall be a date on or after Executive has attained the Early Retirement Age, and before he attains the Normal Retirement Age; (b) and it shall be the date on which Executive Separates From Service (for any reason other than for Cause) and (c) it shall be a date on or after which Executive has attained an Applicable Percentage of One Hundred Percent (100%).

1.9           Effective Date.   The term "Effective Date" shall mean the date identified as such in the opening paragraph of this Agreement.

1.10         ERISA.  The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.11         Executive Benefit. The term "Executive Benefit" shall mean the actual amount to be paid to Executive pursuant to this Agreement, which shall include any reductions or adjustments (a) required under the other provisions of this Agreement; or  (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g. FICA, FUTA, SDI).

1.12         Involuntary Separation From Service. In accordance with IRC 409A, the term “Involuntary Separation from Service” shall mean a Separation from Service due to the independent exercise of the unilateral authority of Employer to terminate Executive’s services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services.

1.13         IRC and IRC 409A. The term “IRC” shall mean the Internal Revenue Code of 1986, as amended. The term “IRC 409A” shall mean Internal Revenue Code Section 409A and the Treasury Regulations promulgated thereunder, including any subsequent and related notices or clarifications.

1.14         Normal Retirement Age. The term “Normal Retirement Age” shall mean Executive’s attainment of the age Sixty-Five (65). In the event Executive Separates From Service pursuant to the provisions of Paragraph 3.5, however, and for the purposes of calculating the Early Commencement Reduction Factor, Executive’s Normal Retirement Age shall be the age of Sixty-Two (62).

1.15         Normal Retirement Date. The term “Normal Retirement Date” shall mean a date which satisfies the following: (a) it shall be a date on or after Executive attains the Normal Retirement Age, and (b) it shall be the date on which Executive Separates From Service (for any reason other than For Cause).

1.16         Specified Employee. The term “Specified Employee” means an employee who, as of the date of his Separation from Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

1.17         Supplemental Retirement Benefit. The term “Supplemental Retirement Benefit” shall be an annual amount equal to One Hundred Sixty-One Thousand, Six Hundred and Twenty-Seven Dollars ($161,627).

1.18         Termination for Cause.  The term “Termination for Cause” shall mean a Termination of Employment of Executive by Employer by reason of any of the following:

A.	Willful misfeasance or gross negligence in the performance of Executive’s duties; or

B.	Conduct demonstrably and significantly harmful to Employer or a financial institution subsidiary; or

C.           Conviction of a felony.

1.19         Termination for Good Reason.  For the purposes of this Agreement, a Voluntary Termination by Executive following a Change in Control Event shall be deemed “for Good Reason” if one or more of the following conditions arise without the consent of  Executive:

A.           A material diminution in Executive’s base compensation;

B.	A material diminution in Executive’s authority, duties, or responsibilities;

C.
A material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that an Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation);

D.	A material diminution in the budget over which Executive retains authority;

E.	A material change in the geographic location at which Executive must perform the services;

F.	Any other action or inaction that constitutes a material breach by Employer of the agreement under which the Executive provides services.

1.20         Termination of Employment and Separation From Service. The terms  “Termination of Employment” (or “Terminate” or “Terminates”) as used in this Agreement shall be used interchangeably with the term “Separation From Service”, and shall be interpreted in accordance with the provisions of IRC 409A and any related notices, guidance or regulations. Under the current provisions of IRC 409A, whether a Separation From Service (or a Termination of Employment) has occurred is determined based on whether the facts and circumstances indicate that employer and employee reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the employee will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than 36 months).  There shall be no Separation From Service while the Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract.

1.21         Voluntary Termination. The term “Voluntary Termination” shall mean a voluntary resignation of employment by Executive, and not as a result of Disability or a Termination for Good Reason.

2.0           SCOPE, PURPOSE AND EFFECT.

2.1           Not a Contract of Employment.  Although this Agreement and the benefit provided herein is intended to provide Executive with additional incentive to remain in the employ of Employer, this Agreement shall not constitute a contract of employment between Executive and Employer, nor shall any provision of this Agreement be applied to restrict or expand the right of Employer to terminate Executive’s Employment, with or without cause. This Agreement shall have no impact or effect upon any separate written employment agreement which Executive may have with Employer, it being the parties’ intention and agreement that unless this Agreement is specifically referenced in such employment agreement, then this Agreement (and Employer’s obligations hereunder) shall stand separate and apart and shall have no effect on, or be affected by, the terms and provisions of any employment agreement. Events of Termination of Employment shall be characterized, for purposes of interpreting this Agreement, in accord with the definitions herein.

2.2           Fringe Benefit.  The benefits provided by this Agreement are granted by the Employer as a fringe benefit to Executive and are not a part of any salary reduction Agreement or any arrangement deferring a bonus or a salary increase.  Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3           Prohibited Payments. Notwithstanding anything in this Agreement to the contrary, if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation  (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator, no payment shall be made hereunder without complying with said FDIC Rules.

3.0           SUPPLEMENTAL RETIREMENT BENEFITS

3.1           Separation From Service on or After Attaining the Normal Retirement Age. In the event Executive Separates From Service on or after attaining the Normal Retirement Age (and other than for Cause), then he shall receive an annual Executive Benefit equal to the Applicable Percentage of the Supplemental Retirement Benefit (reduced as required under Paragraph 1.11 and subject to the non-compete provisions of Paragraph 3.9). This annual Executive Benefit shall be paid in substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service, and continuing thereafter until Executive’s death. In addition to the forgoing, the annual Executive benefit amount shall be increased each year by two percent (2%). These annual increases shall take effect each year on the anniversary of the first payment date and shall continue for as long as the Executive receives a benefit.

3.2           Separation From Service on a Date which Constitutes an Early Retirement Date.  In the event Executive Separates From Service on a date which constitutes an Early Retirement Date (and other than pursuant to the provisions of Paragraph 3.5), then he shall receive an annual Executive Benefit equal to the Applicable Percentage of the Supplemental Retirement Benefit (reduced as required under Paragraph 1.11 and subject to the non-compete provisions of Paragraph 3.9), reduced by the Early Commencement Reduction Factor (determined as of the date payments of benefits are to begin). This annual Executive Benefit shall be paid in substantially equal monthly installments, with payments commencing on the first day of the first month following Executive’s Separation From Service, and continuing until Executive’s death. In addition to the forgoing, the annual Executive benefit amount shall be increased each year by two percent (2%). These annual increases shall take effect each year on the anniversary of the first payment date and shall continue for as long as the Executive receives a benefit.

3.3           Separation From Service Prior to Qualifying for Early Retirement.

A.            Involuntary Separation From Service. In the event Executive Involuntarily Separates From Service prior to qualifying for Early Retirement (and other than pursuant to the terms of Paragraph 3.5 or for Cause), then  (subject to the non-compete provisions of Paragraph 3.9), he shall be entitled to receive an annual amount equal to the Applicable Percentage of the Supplemental Retirement Benefit. This annual Executive Benefit shall be paid in substantially equal monthly installments, with payments commencing on the first day of the first month following the later of (i) Executive’s Separation From Service or (ii) Executive’s attainment of the age of Sixty-Two (62). The annual Executive Benefit amount shall be reduced by the Early Commencement Reduction Factor, and benefit payments shall continue until Executive’s death. In addition to the forgoing, the annual Executive Benefit amount shall be increased each year by two percent (2%). These annual increases shall take effect each year on the anniversary of the first payment date and shall continue for as long as the Executive receives a benefit.

B.            Voluntary Separation From Service. In the event Executive Voluntarily Separates From Service prior to qualifying for Early Retirement (and other than pursuant to the terms of Paragraph 3.5), then Executive shall forfeit any and all rights and benefits he may have under this Agreement, and he shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by Employer pursuant to the terms of this Agreement.

 3.4          Disability. In the event Executive becomes Disabled before Terminating Employment, then, subject to the non-compete provisions of Paragraph 3.9, Executive shall be entitled to receive an annual amount equal to the Supplemental Retirement Benefit (as the Applicable Percentage is advanced to 100% in the event of Disability). Payments shall commence on the first day of the first month following the determination of Disability in compliance with IRC 409A, and shall continue until death. The annual Executive Benefit amount shall be increased each year by two percent (2%). To the extent benefits are duplicated or paid under Employer’s long term disability plan, then such benefits hereunder shall be forfeited.

3.5           Involuntary Termination or Termination for Good Reason Following a Change in Control. In the event Executive is Involuntarily Terminated or Terminates for Good Reason following a Change in Control, (and for any reason other than for cause), then he shall be entitled to an annual amount equal to the Supplemental Retirement Benefit (as the Applicable Percentage is advanced to 100%), reduced by the Early Commencement Reduction Factor. This annual Executive Benefit shall be paid in substantially equal monthly installments, with payments commencing on the first day of the first month following the later of (i) Executive’s Separation From Service or (ii) Executive’s attainment of the age of Sixty Two (62). The annual Executive Benefit amount shall be increased each year by two percent (2%). These annual increases shall take effect each year on the anniversary of the first payment date and shall continue for as long as the Executive receives a benefit.

3.6           Termination For Cause. If Executive’s Employment with Employer is Terminated For Cause, then Executive shall forfeit any and all rights and benefits he may have under this Agreement, and he shall have no right to be paid any of the amounts which would otherwise be due or paid to Executive by Employer pursuant to the terms of this Agreement.

3.7           Death of Executive. In the event Executive dies while employed by Employer, then no death benefits shall be payable under this Agreement. Death benefits, if any, shall be paid pursuant to a Joint Beneficiary Designation Agreement, if such plan exists.

3.8   Supplemental Retirement Benefit Payable Pursuant to Single Paragraph. Executive’s Supplemental Retirement Benefit shall be payable under this Agreement pursuant to only one of paragraphs 3.1 through 3.7 above and shall not be payable under more than one such provision. The time and circumstances of Executive’s Separation From Service shall determine which paragraph shall be used to calculate the Supplemental Retirement Benefit.

3.9           Forfeiture in the Event of Breach of Non-Competition Agreement. Notwithstanding any other provision of this Agreement, the Executive Benefit due the Executive pursuant hereto (if any) shall be forfeited and no Executive Benefit shall be due the Executive hereunder if the Executive enters into competitive activity in the Employer's market area within the three (3) year period beginning on the date of the Executive's termination of Employment.  Competitive activity means acting directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than one percent (1%) of the outstanding shares of a publicly-traded company), member, director, co-partner or in any other individual or representative capacity on behalf of any bank or financial institution (including without limitation trust company, finance company, leasing company or any entity that provides credit). The Employer's market area is defined as the following counties in the State of Washington and all counties bordering on any such county and any county in which the Employer maintains a branch or other office, now or at the time of the Executive's termination of Employment:  Cowlitz, King, Kitsap, Pierce and Thurston.

4.0           FORM AND PAYMENT OF BENEFITS

4.1	Compliance With IRC 409A

It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including but not limited to, IRC 409A. Thus, when required by IRC 409A, any benefits payable pursuant to this Agreement and as a result of a Separation From Service shall be withheld for six (6) months following such Separation From Service if Executive is a Specified Employee (as defined herein and/or by the Internal Revenue Service) and Employer is publicly traded at the time of Separation From Service. For any individual affected by this six (6) month delay in payment imposed by IRC 409A, and when applicable, the aggregate amount of the first seven (7) months of installments shall be paid on the first day of the seventh month following the date of Separation From Service. Monthly installment payments shall continue thereafter as called for.

In addition, and in accordance with and subject to IRS Notices 2006-79, 2007-78 and 2007-86, no payment scheduled to be made in 2008 may be delayed to a date later than 2008, no payment which would not otherwise be scheduled to occur in 2008 may be accelerated into 2008, and no payment scheduled to be made in 2008 may be delayed to a date later than 2008. If any payout to a Executive in this Agreement is affected by this prohibition, then such payouts shall only be made in compliance with IRC 409A.

In the event any provision of this Agreement is ambiguous, then, whenever possible, it shall be interpreted in a manner that is consistent with IRC 409A.

4.2           Reduction for Early Commencement of Benefits. If Executive receives an Executive Benefit under this Agreement before attaining the Normal Retirement Age, then the annual Benefit shall be reduced by the Early Commencement Reduction Factor (other than in the event of Disability).

4.3           Withholding of Payroll Taxes.  Employer shall withhold from payments made hereunder, any taxes required to be withheld from Executive’s benefits under federal, state or local law.

5.0.           IRS 280G ISSUES

If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code.  If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent jurisdiction, or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Executive shall pay an amount equal to the sum of such additional excise taxes and any interest, fines and penalties resulting from such underpayment.  The determination of the amount of any such excise taxes shall be made by the independent accounting firm employed by the Employer immediately prior to the change in control or such other independent accounting firm or advisor as may be mutually agreeable to Employer and Executive in the exercise of their reasonable good faith judgment.

6.0           FUNDING AND STATUS AS UNSECURED CREDITOR

6.1           Right To Determine Funding Methods. Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to Executive, under the terms of this Agreement.  In the event that Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity.  Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 6.2 below, Executive shall have no right, title or interest in or to any funding source or amount utilized by Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of Employer’s obligations pursuant to this Agreement.  In connection with the foregoing, Executive agrees to execute such documents and undergo such medical examinations or tests which Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, Employer’s acquisition of any policy of insurance or annuity.

6.2           Status as an Unsecured General Creditor.  Except as provided below in this Paragraph, Executive agrees that:  (i) he shall have no legal or equitable rights, interests or claims in or to any specific property or assets of Employer as a result of this Agreement; (ii) none of

Employer’s assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of Employer under this Agreement; (iii) all of Employer’s assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) Employer’s obligation under this Agreement shall be that of an unfunded and unsecured promise by Employer to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding provisions (i) through (v) above, Employer and Executive acknowledge and agree that, in the event that Employer signs a definitive agreement calling for a transaction that would result in a Change in Control, then upon request of Executive, or in Employer’s discretion if Executive does not so request and Employer nonetheless deems it appropriate, Employer shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as Employer, in its sole discretion, deems appropriate. In compliance with applicable provisions of the Code, and, pursuant to the Trusts, Employer shall promptly make contributions and/or transfer assets to the Trusts which facilitate and are appropriate to the discharge of the Trusts’ obligations pursuant to this Agreement.  The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of Employer to be used for discharge of Employer’s obligations pursuant to this Agreement and shall continue to be subject to the claims of Employer’s general creditors until paid to Executive in such manner and at such times as specified in this Agreement.

7.0           CLAIMS PROCEDURE

7.1           Named Fiduciary and Agreement Administrator. The "Named Fiduciary and Agreement Administrator" of this plan shall be the Employer until its removal by the board of directors.  As Named Fiduciary and Administrator, Employer shall be responsible for the management, control and administration of the executive supplemental compensation plan as established herein. The Named Fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

7.2           Claims Procedure.  In the event a dispute arises over the benefits under this Agreement and benefits are not paid to Executive (or to Executive’s beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Named Fiduciary and Plan Administrator named above  in accordance with the following procedures:

A.	Written Claim. The claimant may file a written request for such benefit to the Plan Administrator.

B.
Claim Decision.  Upon receipt of such claim, the Plan Administrator shall respond to such claimant within ninety (90) days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

If the claim is denied in whole or in part, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)           The specific reasons for the denial;
(ii)	The specific reference to pertinent provisions of the Agreement on which the denial is based;
(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv)	Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.
Request for Review.  Within sixty (60) days after receiving notice from the Plan Administrator that a claim has been denied (in part or all of the claim), then  claimant (or their duly authorized representative) may file with the Plan Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

D.
Decision on Review.  The Plan Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render its decision.

In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(i)	The specific reasons for the denial;
(ii)	A reference to the specific provisions of the Agreement on which the denial is based;
(iii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

7.3           Arbitration of Disputes.  All claims, disputes and other matters in question arising out of or relating to this Agreement and Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. ("JAMS") located in Tacoma, Washington.  In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association ("AAA") shall conduct the binding arbitration referred to in this paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary).  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure used or established by AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof.  The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of the Washington Code of Civil Procedure.  Any arbitration hereunder shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by such arbitration with respect to any controversy properly submitted to it for determination.

7.4           Attorneys’ Fees.  In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, (a) each party shall pay his own attorneys’ arbitration Fees incurred pursuant to 7.3 hereof; (b) if Executive prevails, he shall be entitled to recover from the other party reasonable expenses, attorneys’ Fees and costs incurred in the enforcement or collection of any judgment or award rendered.  The term “prevails” applies if the arbitrator(s) or court finds that Executive is entitled to contested money payments from the other, but does not necessarily imply a judgment rendered in favor of Executive.

7.5           Notice.  Any notice required or permitted of either Executive or Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to  Employer:                     Columbia Banking System, Inc.
Attn:  Corporate Secretary
1301 A Street
Tacoma, WA  98402

If  to  Executive:                    __________________________
__________________________
__________________________

8.0           MISCELLANEOUS

8.1           Binding Effect/Merger or Reorganization.  This Agreement shall be binding upon and inure to the benefit of the Executive and Employer.  Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.

8.2           Effect on Other Benefit Plans. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Employer’s existing or future compensation structure.

8.3           12 U.S.C. § 1828(k). Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon his compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

8.5           Opportunity To Consult With Independent Advisors. Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement.  Executive further acknowledges and agrees that Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described herein.  Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

8.6           Assignment.  Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be:  (i) subject to seizure by any creditor of Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

8.7           Non-waiver.  The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

8.8           Partial Invalidity.  If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

8.9           Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto.  Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

8.10         Modifications.  Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.

8.11         Paragraph Headings.  The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

8.12         No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

8.14         Governing Law.  The laws of the State of Washington, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

8.15         Gender.  Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

IN WITNESS WHEREOF, the Employer and the Executive have executed this Agreement on the date first above-written in the City of Tacoma, Washington.

EMPLOYER:

COLUMBIA STATE BANK	COLUMBIA BANKING SYSTEM, INC.
By:	By:
Title:	Title:

EXECUTIVE